Brooke Franchise Corporation Announces Selected March Results

Monday April 23, 9:33 am ET

OVERLAND PARK, Kan., April 23 /PRNewswire-FirstCall/ -- Shawn Lowry, president and chief executive officer of Brooke Franchise Corporation, a subsidiary of Brooke Corporation (Nasdaq: BXXX - News), announced selected March 2007 results.

Lowry announced that Brooke Franchise Corporation assisted franchisees in the start up and acquisition of businesses in March in the states of Arizona, California, Florida, Georgia, Kansas, Michigan, Missouri, North Carolina, Oklahoma, Texas and Virginia. Brooke Franchise Corporation added 12 start up franchise locations, 39 conversion franchise locations and three developed franchise locations in March, and received approximately $7,506,000 in fees, consisting of $6,600,000 in initial franchise fees for basic services, $200,000 for initial fees from buyers assistance programs and $706,000 in other associated fees.

Additionally, Lowry announced Brooke Franchise Corporation received profit-sharing commissions totaling approximately $2,001,000 from insurance companies in March 2007. Lowry noted Brooke Franchise typically receives a majority of its profit-sharing commissions during the first quarter of its fiscal year.

Lowry also announced a decrease in combined same-store sales for seasoned converted franchises and start up franchises of approximately 0.5 percent for the 12 months ending March 31, 2007, and a corresponding median growth rate of negative 0.4 percent. Same-store sales calculations exclude profit-sharing commissions.

About our company ... Brooke Corporation is listed on the Nasdaq Global Market under the symbol "BXXX". Its wholly owned subsidiary, Brooke Franchise Corporation, distributes insurance and banking services through a network of more than 800 franchise locations. Brooke Franchise was named the 22nd largest U.S. insurance agency by Business Insurance magazine (2006) and the country's No. 37 top franchise by Entrepreneur magazine (2007). For more information, visit http://www.brookeagent.com.

E-mail Distribution ... To receive electronic press alerts, visit the Brooke Corporation Media Room at http://brookecorp.mediaroom.com and subscribe to our e-mail alerts online through the Get the News link.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke's business is provided in Brooke Corporation's most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov.

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Source: Brooke Corporation